SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 3, 2004
(Date of earliest event reported)

Warren Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-33275	11-3024080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

489 Fifth Avenue, 32nd Floor, New York, New York 10017
(Address of principal executive offices including Zip Code)

Registrant’s telephone number, including area code: (212) 697-9660

(Former name or former address, if changed since last report):

ITEM 5. OTHER EVENTS

On February 5, 2004, Warren Resources, Inc. (the “Company”) completed an equity private placement financing. Pursuant to the terms of the Subscription And Registration Rights Agreement that was executed on February 3, 2004, the Company, for a negotiated total purchase price of $14 million, sold 2 million shares of common stock, five-year Class A warrants to purchase 500,000 shares of common stock at $10 per share, and five-year Class B warrants to purchase 500,000 shares at $12.50 per share. These warrants are subject to a cash-only exercise provision. The securities were sold only to “accredited investors” as defined in Rule 501(a) under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).  The four Purchasers of the equity private placement were institutional investors managed by a large Boston-based institutional investment adviser. These securities have not been registered under the Securities Act, or under state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from the registration requirements.

Additionally, within one year after the closing of the private placement, and sooner under certain circumstances, the Company is required to prepare and file, with the SEC, a Registration Statement on behalf of the Purchasers covering the common shares and the shares issuable upon exercise of the Warrants.  These registration rights are subject to certain limitations which are set forth in the form of Subscription And Registration Rights Agreement attached hereto as Exhibit 4.1.  In the event that the Company’s Common Stock has not commenced public trading within one year after the closing of the private placement offering, the Company will issue an additional .05 Class A Warrants and .05 Class B Warrants to each Purchaser for each share of common stock purchased in the private placement offering by that Purchaser.

A copy of the Press Release announcing the transaction is attached hereto as Exhibit 99.1.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)          and (b) Financial Statements.

Not Applicable.

(c)	Exhibits:

4.1 -	Form of Subscription And Registration Rights Agreement, dated February 3, 2004, by and among Warren Resources, Inc. and the investors in the private placement offering.

99.1-	Press Release issued February 6, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 11, 2004

WARREN RESOURCES, INC.
(Registrant)

	By:	/s/ David E. Fleming
David E. Fleming,
Senior Vice President,
General Counsel & Secretary